Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MENLO THERAPEUTICS INC.
Menlo Therapeutics Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: That the name of the Corporation is Menlo Therapeutics Inc.
SECOND: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 21, 2011. The Corporation was originally incorporated under the name of Tigercat Pharma, Inc.
THIRD: That the Board of Directors of the Corporation has duly adopted resolutions proposing to amend and restate the Certificate of Incorporation, and that said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and that said amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation.
FOURTH: That the text of the Amended and Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.
IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 12th day of July, 2017.

MENLO THERAPEUTICS INC.

By:	/s/ Steven L. Basta
Steven L. Basta, President

1

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MENLO THERAPEUTICS INC.

Article I.
The name of this corporation is Menlo Therapeutics Inc. (the “Corporation”).
Article II.
The registered office of the Corporation is located at 1209 Orange Street, Wilmington, Delaware, 19801, New Castle County. The name of its registered agent at that address is The Corporation Trust Company.
Article III.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
Article IV.
A.Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is 83,322,761 shares. 55,000,000 shares shall be Common Stock, each with a par value of $0.0001 per share and 28,322,761 shares shall be Preferred Stock, each with a par value of $0.001 per share.
B.Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of 14,300 shares (the “Series A Preferred Stock”), the Series B Preferred Stock, which series shall consist of 14,106,583 shares (the “Series B Preferred Stock”) and the Series C Preferred Stock, which series shall consist of 14,201,878 shares (the “Series C Preferred Stock” and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”), are as set forth below in this Article IV.A.
1.Dividend Provisions.
(a)The holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, on a pari passu basis, shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $80.00 per share per annum for the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, “Recapitalizations”)), $0.2552 per share per annum for the Series B Preferred Stock (as adjusted for any Recapitalizations) and $0.3408 per share per annum for the Series C Preferred Stock (as adjusted for any Recapitalizations), payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. Any partial payment shall be made ratably among the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.
(b)After payment of the full amount of any dividends pursuant to Article IV.B.1(a), any additional dividends shall be distributed among all holders of Common Stock.
(c)As authorized by Section 500 of the California Corporations Code, if Section 500 of the California Corporations Code is applicable to a distribution made by this Corporation, then distributions can be made without regard to any preferential rights amount or preferential dividends arrears amount under Section 500 of the California Corporations Code (and each such amount shall be deemed to be zero for purposes of Section 500).
2.Liquidation Preference.
(a)In the event of any liquidation, dissolution or winding up of this Corporation either voluntary or involuntary (such events and the events specified in Article IV.B.2(c)), each, a “Liquidation Event”), the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, (i) for the Series A Preferred Stock, an amount per share equal to the sum of (A) $1,000 (the “Original Series A Issue Price”) for each outstanding share of Series A Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share, in each case subject to adjustment for Recapitalizations, (ii) for the Series B Preferred Stock, an amount per share equal to the sum of (A) $3.19 (the “Original Series B Issue Price”) for each outstanding share of Series B Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share, in each case subject to adjustment for Recapitalizations and (iii) for the Series C Preferred Stock, an amount per share equal to the sum of (A) $4.26 (the “Original Series C Issue Price” and together with the Original Series A Issue Price and the Original Series B Issue Price, the “Original Issue Prices”) for each outstanding share of Series C Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share, in each case subject to adjustment for Recapitalizations. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Article IV.B.2(a).
(b)In the event of a Liquidation Event, following completion of the distribution required by paragraph (a) of this Article IV.B.2, if assets or surplus funds remain in the Corporation, the holders of the shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock shall share ratably in all remaining assets and surplus funds of the Corporation, based on the number of shares of Common Stock held by each (treating the shares of Series B Preferred Stock and Series C Preferred Stock for this purpose as if they had been converted to shares of Common Stock at the then-effective Conversion Price (as defined below) for such shares).
(c)For purposes of this Article IV.B.2, the occurrence of any of the following events (each, a “Sale of the Company”) shall be deemed to be a Liquidation Event, unless the holders of at least a majority of the aggregate voting power of the Series B Preferred Stock then outstanding and Series C Preferred Stock then outstanding and the Common Stock held by holders of Series A Preferred Stock, voting together as a single class with the Series B Preferred Stock and Series C Preferred Stock voting on an as-converted basis (the “Requisite Majority”) shall determine otherwise:
(i)any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which either (A) the outstanding shares of capital stock are exchanged for other securities or consideration and the stockholders of the Corporation immediately prior to such event hold less than 50% of the voting securities of the Corporation (or other surviving entity) immediately after such event or (B) the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, in each case other than a transaction in which the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company having the same stockholders (with the same relative amounts and type of securities) as the Corporation immediately prior to such transaction;
(ii)any transaction or series of related transactions occurring after the date upon which any shares of Series C Preferred Stock were first issued as a result of which securities representing in excess of 50% of the Corporation’ s voting power are transferred, other than a transaction in which the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company having the same stockholders (with the same relative amounts and type of securities) as the Corporation immediately prior to such transaction; or
(iii)any sale, lease, transfer or exclusive license (including, without limitation, by merger, consolidation or reorganization) in any transaction or series of related transactions of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, other than a transaction in which the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company having the same stockholders (with the same relative amounts and type of securities) as the Corporation immediately prior to such transaction.
(d)In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation. Any securities shall be valued as follows:
(i)Securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:
(A)if traded on a securities exchange or through the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over a period of time set forth in the definitive agreement for such transaction;
(B)if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over a period of time set forth in the definitive agreement for such transaction; and
(C)if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of this Corporation.
(ii)The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Article IV.B.2(d)(i) to reflect the approximate fair market value thereof, as determined by the Board of Directors of this Corporation.
(e)In the event the requirements of this Article IV.B.2(d) are not complied with, this Corporation shall forthwith either:
(i)cause such closing to be postponed until such time as the requirements of this Article IV.B.2(d)have been complied with; or
(ii)cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article IV.B.2(f) hereof.
(f)This Corporation shall give each holder of record of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.
(g)Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreements for such Liquidation Event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Article IV.B.2(a) and (b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Article IV.B.2(a) and (b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article IV.B.2(d), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
3.Redemption. Neither the Corporation nor the holders of Preferred Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of the Preferred Stock.
4.Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a)Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price applicable to such share by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price and the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price; provided, however, that the

Conversion Price for Preferred Stock shall be subject to adjustment as set forth in Article IV.B.4(d).
(b)Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such share of Preferred Stock immediately upon the earlier of (i) except as provided in Article IV.B.4(c), this Corporation’s sale of its Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), the public offering price of which is not less than $6.38 per share (as adjusted for any Recapitalizations) and $40,000,000 in the aggregate (before deduction of underwriting discounts and commissions) (the “Qualified IPO”) or (ii) the date specified by vote or written consent of the Requisite Majority.
(c)Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Preferred Stock to be converted or (ii) if applicable, the date of automatic conversion specified in Article IV.B.4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
(d)Conversion Price Adjustments of Preferred Stock. The Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows:
(i)If this Corporation shall issue, after the date upon which any shares of Series C Preferred Stock were first issued (the “Series C Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series B Preferred Stock and/or Series C Preferred Stock, as the case may be, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series B Preferred Stock and/or Series C Preferred Stock, as the case may be, in effect immediately prior to each such issuance shall (except as otherwise provided in this Article IV.B.4(d)(i)) be adjusted concurrently with such issuance to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Article IV.B.4(d)(i)(D) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Article IV.B.4(d)(i)(D) immediately prior to such issuance plus the number of shares of such Additional Stock.
(A)No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share. Except to the limited extent provided for in Article IV.B.4(d)(i)(D)(3) and Article IV.B.4(d)(i)(D)(4), no adjustment of such Conversion Price pursuant to this Article IV.B.4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
(B)In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
(C)In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.
(D)In the case of the issuance (whether before, on or after the Series C Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Article IV.B.4(d)(i) and Article IV.B.4(d)(ii):
(1)The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Article IV.B.4(d)(i)(B) and Article IV.B.4(d)(i)(C)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.
(2)The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article IV.B.4(d)(i)(B) and Article IV.B.4(d)(i)(C)).
(3)In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
(4)Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
(5)The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV.B.4(d)(i)(D)(1) and Article IV.B.4(d)(i)(D)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV.B.4(d)(i)(D)(3) or Article IV.B.4(d)(i)(D)(4).
(E)In the event that the number of shares of Additional Stock or the aggregate consideration received by this Corporation in connection with the issuance of any shares of Additional Stock cannot be ascertained at the time of issuance, such Additional Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the aggregate consideration, as applicable, ascertainable.
(F)In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock in a transaction that causes an adjustment of the Conversion Price of a series of Preferred Stock pursuant to this Article IV.B.4(d) (a “Dilutive Issuance”, and the first issuance or deemed issuance in connection therewith, the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock in a Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price shall be reduced to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.
(ii)“Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV.B.4(d)(i)(D)) by this Corporation after the Series C Purchase Date other than the following (together, the “Exempted Securities”):
(A)shares of Common Stock issued pursuant to a transaction described in Article IV.B.4(d)(iii) hereof;
(B)shares of Common Stock issued or deemed issued to employees, consultants, officers, or directors of this Corporation directly or pursuant to the Company’s 2011 Stock Incentive Plan and/or pursuant to a stock option plan or restricted stock purchase plan approved by the stockholders and Board of Directors, including a majority of the Preferred Directors (as defined below);
(C)shares of Common Stock issued or issuable (I) in the Qualified IPO before which or in connection with which all outstanding shares of Preferred Stock will be automatically converted to Common Stock, or (II) upon exercise of warrants or rights granted to underwriters in connection with such Qualified IPO, provided that such issuances, warrants or rights, as the case may be, are approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors;
(D)shares of Common Stock issued upon conversion of any shares of the Corporation’s Preferred Stock;
(E)shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Series C Purchase Date or subsequently issued after the Series C Purchase Date in accordance with this Article IV.B.4(d)(ii);
(F)shares of Common Stock issued or issuable in connection with a bona fide business acquisition of another corporation by this Corporation, whether by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors;
(G)shares of Common Stock issued or issuable to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, provided such issuances are for other than primarily equity financing purposes and are approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors;

(H)shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors; or
(I)shares of Common Stock issued or issuable in connection with any transaction where such securities so issued are excepted from the definition “Additional Stock” by the affirmative vote of the Requisite Majority.
(iii)In the event this Corporation should at any time or from time to time after the Series C Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.
(iv)If the number of shares of Common Stock outstanding at any time after the Series C Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
(e)Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV.B.4(d)(iii), then, in each such case for the purpose of this Article IV.B.4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.
(f)Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article IV.B.2 or this Article IV.B.4) provision shall be made so that the holders of each series of the Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV.B.4 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Article IV.B.4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.
(g)No Fractional Shares and Certificate as to Adjustments,
(i)No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
(ii)Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Article IV.B.4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Preferred Stock.
(h)Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
(i)Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.
(j)Notices. Any notice required by the provisions of this Article IV.B.4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.
(k)Waiver of Adjustment to Conversion Prices. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance by the vote or written consent of the holders of a majority of such series of Preferred Stock. Any such waiver shall be binding upon all current and future holders of shares of such series of Preferred Stock.
5.Voting Rights.
(a)Preferred Stock. The holder of each share of Series B Preferred Stock and Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series B Preferred Stock or Series C Preferred Stock, as the case may be, could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock and Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as expressly set forth herein, the shares of Series A Preferred Stock shall not have any voting rights.
(b)Authorized Shares of Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all of the outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

6.Protective Provisions.
(a)So long as at least 1,500,000 shares of Preferred Stock are outstanding (as adjusted for any Recapitalizations), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Majority, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)increase the aggregate number of shares of Common Stock reserved for issuance pursuant to the Company’s 2011 Stock Incentive Plan, or any other similar plan;
(ii)create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption,
(iii)effect any a Liquidation Event;
(iv)alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely such shares of Preferred Stock;
(v)increase or decrease the authorized number of directors of the Corporation;
(vi)declare or pay dividends or make other distributions on the capital stock of the Corporation;
(vii)redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to the Corporation; provided further, that such repurchases are approved by the Board of Directors of the Corporation;
(viii)incur any indebtedness for borrowed money in excess of $500,000 in the aggregate other than payables incurred in the ordinary course of business; or
(ix)for any action which would result in the taxation of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended.

(b)So long as at least 7,150 shares of Series A Preferred Stock are outstanding (as adjusted for Recapitalizations), this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of at least a majority of the then outstanding shares of Series A Preferred Stock voting separately as a single class and on an as-converted basis:
(i)amend, waive or appeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation (whether by merger, consolidation or otherwise) in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock in a manner different from any other series of Preferred Stock; or
(ii)increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock.
(c)So long as at least 750,000 shares of Series B Preferred Stock are outstanding (as adjusted for Recapitalizations), this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of at least a majority of the then outstanding shares of Series B Preferred Stock voting separately as a single class:
(i)amend, waive or appeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation (whether by merger, consolidation or otherwise) in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock in a manner different from any other series of Preferred Stock; or
(ii)increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock.
(d)So long as at least 750,000 shares of Series C Preferred Stock are outstanding (as adjusted for Recapitalizations), this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of at least a majority of the then outstanding shares of Series C Preferred Stock voting separately as a single class:
(i)amend, waive or appeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation (whether by merger, consolidation or otherwise) in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock in a manner different from any other series of Preferred Stock; or
(ii)increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock.
7.Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article IV.B.4 or redeemed, the shares so redeemed or converted shall be cancelled and shall not be issuable by this Corporation. This Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

8.Election of Directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series A Directors”), the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series B Directors”), the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) directors of the Corporation (the “Series C Director,” and together with the Series A Directors and the Series B Directors, the “Preferred Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Article IV.B.8, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Article IV.B.8, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Article IV.B.8.
C.Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV.C.
1.Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
2.Liquidation Rights. Upon a Liquidation Event, the assets of this Corporation shall be distributed as provided in Article IV.B.2.

3.Redemption. Except as may otherwise be provided in a written agreement between the Corporation and a holder of Common Stock or the Bylaws of this Corporation, neither the Corporation nor the holders of Common Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Common Stock.
4.Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law.
Article V.
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
Article VI.
No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. If the General Corporation Law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the

General Corporation Law, as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
Article VII.
The Corporation shall indemnify its directors and officers to the extent set forth in the by-laws of the Corporation.
Article VIII.
The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the Corporation. Unless, and except to the extent that, the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law, this Certificate of Incorporation and any by-laws adopted by the stockholders of the Corporation; provided, that no by-laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the directors which would have been valid if such by-laws had not been adopted.
Article IX.
The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. No amendment or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such other, director, or stockholder becomes aware prior to such amendment or repeal.
Article X.
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein, and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article XI.
The Corporation hereby confers the power to adopt, amend or repeal by-laws of the Corporation upon the directors, provided, that the stockholders of the Corporation may adopt any additional by-laws or amend or repeal any existing by-laws, whether or not adopted by them.
Article XII.
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
Article XIII.
The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
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